Exhibit 10.1

LSC COMMUNICATIONS, INC.

LTIP PERFORMANCE-VESTED AWARD AGREEMENT (2016 PIP)

This LTIP Performance-Vested Award Agreement (this “Agreement”) is entered into as of XXXXXX, 20XX by LSC Communications, Inc., a Delaware corporation (the “Company”) and XXXXXX (“Grantee”).

1.    Grant of Award. This Award is in recognition of your hard work and dedication to the Company and is granted as an incentive for Grantee to remain an employee of the Company and share in the future success of the Company. The Company hereby grants to Grantee a Long-Term Incentive Performance Cash Award in the amount of $XXXXXX (the “Award”), which amount shall represent target achievement of the Performance Conditions (as set forth on Exhibit A) and is subject to and on the terms and conditions set forth herein. This Award is made pursuant to the provisions of the Company’s Amended and Restated 2016 Performance Incentive Plan, as amended (the “2016 PIP”). Capitalized terms not defined herein shall have the meanings ascribed to them in the 2016 PIP, unless specified otherwise. Grantee shall indicate acceptance of this Agreement and the Award by signing and returning a copy of this Agreement.

2.    Determination of Achievement; Payment of Award.

(a)    The amount of the Award, if any, that Grantee actually earns for the Performance Periods will be determined based upon the achievement of the Performance Conditions for the applicable Performance Periods set forth on Exhibit A hereto. Promptly following completion of the Performance Periods, the Committee will review and certify in writing (a) whether, and to what extent, the Performance Condition for the Performance Period has been achieved, and (b) the amount of the Award, if any, that Grantee shall earn, subject to the terms and conditions of this Agreement. Such certification shall be final, conclusive and binding on Grantee, and on all other persons, to the maximum extent permitted by law.

(b)    The Company may amend or adjust the Performance Conditions described in the attached Exhibit A in recognition of unusual or nonrecurring events affecting the Company or any of its subsidiaries or affiliates.

(c)    Subject to Sections 3 and 4 below, the Award shall also be subject to the following time-based vesting condition: the earned Award shall vest on XXXXXX (the “Vesting Date”).

(d)    The Award shall initially be 100% unvested and subject to forfeiture. The Company shall pay Grantee the earned amount of the Award in cash, less applicable withholdings, as soon as practicable (but no more than 30 days) following the Vesting Date.

3.    Treatment Upon Separation from Service.

(a)    If Grantee has a separation from service (within the meaning of Treasury Regulation § 1.409A-1(h), hereinafter a “Separation from Service”) by reason of death or Disability (as defined in the applicable Company long-term disability policy as in effect at the time of Grantee’s disability) prior to the Vesting Date, the Award shall become fully vested as of the date of such Separation from Service.

(b)    If Grantee has a Separation from Service other than as specified in Section 3(a) above or Section 4 below prior to the Vesting Date, the Award shall be immediately forfeited as of the date of such Separation from Service.

4.    Treatment upon Change in Control. If Grantee’s employment is terminated by the Company without Cause (as defined in Section 4(a)), or Grantee resigns his or her employment for Good Reason (as defined in Section 4(b)), in either case, on or after a Change in Control, a prorated portion of the Award that would have vested on the Vesting Date shall vest at the target level of achievement. Such prorated portion shall equal the amount that would otherwise have vested on the Vesting Date multiplied by a fraction, the numerator of which is the number of days elapsed since the Grant Date through the date of termination or resignation, as applicable, and the denominator of which is 365. All portions of the Award that do not vest in accordance with this Section 4 shall terminate and be forfeited without consideration, effective on the Vesting Date.

(a)    “Cause” means that the Company may terminate the Grantee’s employment if, in the reasonable determination of the Company, (i) the Grantee engages in conduct that materially violates the policies of the Company, (ii) the Grantee fails to perform the essential functions of his or her job (except for a failure resulting from a bona fide illness or incapacity) or fails to carry out the Company’s reasonable directions issued by the Grantee’s supervisor, with respect to the Grantee’s material duties, (iii) the Grantee engages in embezzlement or misappropriation of corporate funds or other acts of fraud, dishonesty or self-dealing, or commits a felony or any significant violation or any material statutory or common law duty of loyalty to the Company, or (iv) the Grantee breaches a material provision of the Company’s Separation Pay Plan. Notwithstanding the foregoing, to the extent a Grantee is party to an employment agreement, Participation Agreement, or other agreement with the Company that contains a definition of “Cause” or a term of similar effect, the definition set forth in such employment agreement, Participation Agreement or other agreement, and not the definition set forth in the Separation Pay Plan, shall control.

(b)    “Good Reason” means that a Grantee will be considered to have Good Reason to resign his or her employment if (i) such Grantee is a party to an employment agreement, Participation Agreement or other pre-existing agreement with the Company that contains provisions for such Grantee to be entitled to severance payments or benefits based on a termination for “Good Reason” or a term of similar effect, and (ii) such Grantee fulfills the requirements set forth in the that employment agreement, Participation Agreement, or other agreement to, in fact, terminate for Good Reason (or a term of similar effect).

5.    Withholding Taxes. Any amounts payable or otherwise provided under this letter are subject to withholding for applicable federal, state and local taxes or otherwise as required by law.

6.    Non-Solicitation. Grantee and the Company recognize that, due to the nature of Grantee’s employment and relationship with the Company, Grantee will have access to and develop confidential business information, proprietary information, and trade secrets relating to the business and operations of the Company and its affiliates. Grantee acknowledges that such information is valuable to the business of the Company and its affiliates, and that disclosure to, or use for the benefit of, any person or entity other than the Company or its affiliates, would cause substantial damage to the Company. Grantee further acknowledges that his or her duties for the Company include the opportunity to develop and maintain relationships with the Company’s customers, employees, representatives and agents on behalf of the Company and that access to and development of those close relationships with the Company’s customers render Grantee’s services special, unique and extraordinary. As a result of Grantee’s position and customer contacts, Grantee recognizes that he or she will gain valuable information about (i) the Company’s relationship with its customers, their buying habits, special needs, and purchasing policies, (ii) the Company’s pricing policies, purchasing policies, profit structures, and margin needs, (iii) the skills, capabilities and other employment-related information relating to Company employees, and (iv) other matters of which Grantee would not otherwise know and that is not otherwise readily available. Grantee recognize that the good will and relationships described herein are assets and extremely valuable to the Company, and that loss of or damage to those relationships would destroy or diminish the value of the Company. In consideration for the grant of this Award, Grantee agrees as follows:

(a)    Non-solicitation of Customers. Grantee shall not, while employed by the Company and for a period of one year from the date of his or her Separation from Service for any reason, including Separation from Service initiated by the Company with or without Cause, directly or indirectly, either on Grantee’s own behalf or on behalf of any other person, firm or entity, solicit or provide services that are the same as or similar to the services the Company provided or offered while Grantee was employed by the Company to any customer or prospective customer of the Company (i) with whom Grantee had direct contact during the last two years of Grantee’s employment with the Company or about whom Grantee learned confidential information as a result of his or her employment with the Company, or (ii) with whom any person over whom Grantee had supervisory authority at any time had direct contact during the last two years of Grantee’s employment with the Company or about whom such person learned confidential information as a result of his or her employment with the Company.

(b)    Non-solicitation of Employees. Grantee shall not, while employed by the Company and for a period of two years following his or her Separation from Service for any reason, including his or her Separation from Service initiated by the Company with or without Cause, either directly or indirectly solicit, induce or encourage any individual who was a Company employee at the time of, or within six months prior to, Grantee’s Separation from Service, to terminate their employment with the Company or accept employment with any entity, including but not limited to a competitor, supplier or customer of the Company, nor shall Grantee cooperate with any others in doing or attempting to do so. As used herein, the term “solicit, induce or encourage” includes, but is not limited to, (i) initiating communications with a Company employee relating to possible employment, (ii) offering bonuses or other compensation to encourage a Company employee to terminate his or her employment with the Company and accept employment with any entity, including but not limited to a competitor, supplier or customer of the Company, or (iii) referring Company employees to personnel or agents employed by any entity, including but not limited to competitors, suppliers or customers of the Company.

7.    Miscellaneous.

(a)    Nothing in this Agreement shall confer upon Grantee any right to continue in the employ of the Company or any other company that is controlled, directly or indirectly, by the Company or to interfere in any way with the right of the Company to terminate Grantee’s employment at any time.

(b)    This Agreement shall be governed in accordance with the laws of the state of Delaware.

(c)    This Agreement shall be binding upon and inure to the benefit of any successor or successors to the Company.

(d)    Neither this Agreement nor the Award nor any rights hereunder or thereunder may be transferred or assigned by Grantee other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or other procedures approved by the Company. Any other transfer or attempted assignment, pledge or hypothecation, whether or not by operation of law, shall be void.

(e)    The Committee, as from time to time constituted, shall have the right to determine any questions which arise in connection with this Agreement or the Award. This Agreement and the Award are subject to the provisions of the 2016 PIP and shall be interpreted in accordance therewith.

(f)    For the avoidance of doubt, Grantee agrees and acknowledges that the Award and any amounts that may be delivered to Grantee upon vesting pursuant to this Agreement are subject to the Company’s policies in place as of the date of this Agreement.

(g)    Any obligation of the Company under this Agreement to make any payment at any future date merely constitutes the unfunded and unsecured promise of the Company to make such payment; any payment shall be from the Company’s general assets in accordance with this Agreement and subject to the Company’s compliance with all applicable laws, and no Grantee shall have any interest in, or lien or prior claim upon, any property of the Company or any subsidiary by reason of that obligation.

(h)    If there is any conflict between the terms and conditions of this Agreement (including, for the avoidance of doubt, treatment upon termination of employment) and the terms and conditions of Grantee’s employment agreement, Participation Agreement under the Company’s Separation Pay Plan, employment letter or other similar agreement with the Company, the terms and conditions of such other agreement shall control.

(i)    This Agreement and the Award payable hereunder are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, as a “short-term deferral.” This Agreement shall be administered and interpreted to the extent possible in a manner consistent with the intent expressed in this paragraph. If any compensation or benefits provided by this Agreement may result in the application of Section 409A of the Code, the Company shall modify this Agreement as necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A of the Code or in order to comply with the provisions of Section 409A of the Code. By signing this Agreement, Grantee acknowledges that if any amount paid or payable to Grantee becomes subject to Section 409A of the Code, Grantee is solely responsible for the payment of any taxes and interest due as a result.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer.

LSC Communications, Inc.

By:

Name:	Suzanne S. Bettman
Title:	Chief Administrative Officer

All of the terms of this Agreement are accepted as of this          day of                 , 20XX.

Grantee: